Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-257406 on Form S-8 of our report dated March 29, 2022, relating to the financial statements of Monte Rosa Therapeutics, Inc. appearing in this Annual Report on Form 10-K of Monte Rosa Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2022